                                                                   Exhibit 10.15

                                      COPY

                               EXECUTED AGREEMENT

Dynegy Inc

1000 Louisiana Street, Suite 5800
Houston, Texas 77002
Phone 713.507.6400
www.dynegy.com



                                December 10, 1999

                                                                   [LOGO] DYNEGY

Mr. Alec Dreyer
976 Stevens Creek Circle
Forsyth, IL 62535

Dear Alec:

     Set forth below are the terms of your employment (the "Agreement") with Dynegy Inc. (hereinafter referred to collectively as "Dynegy" or the "Company").

     1.   Title and Duties

     Your title shall be Division President, Generation and Senior Vice President of Dynegy Inc. You shall have such duties as may be delegated from time to time by your immediate supervisor. You will be employed at Dynegy's headquarters in Houston, Texas. You shall devote your full time, energy and skill to the performance of your duties for Dynegy, and will exercise due diligence and reasonable care in the performance of such duties.

     2. Term

     (a) Unless earlier terminated as provided for herein, the term of this Agreement will be for five (5) years, beginning on the date of closing of the proposed merger of Dynegy and Illinova Corporation pursuant to that certain merger agreement dated as of June 14, 1999, as amended (the "Dynegy/Illinova merger") (such period, as extended pursuant to the next succeeding sentence, if applicable, the "Term"). The Term shall automatically be extended for additional one (1) year periods unless either the Company or you provides written notice sixty (60) days prior to the date on which this Agreement would otherwise be automatically extended that such party is electing not to so extend the Term.

     (b) If your employment with Dynegy is terminated due to your voluntary resignation or by the Company for "cause", this Agreement shall terminate immediately (except for the confidentiality, non-competition and non-solicitation provisions of Paragraph 4 and the provisions of Paragraphs 5 and 6), and the Company shall have no further obligation to you except for the payment of amounts due before the date of such termination. You further agree that the benefits which you have received from the execution of this Agreement through the date of such termination constitute sufficient consideration for your obligations pursuant to Paragraph 4, notwithstanding the fact that the Company has no further obligation to you except for the payment of amounts due before the date of such termination.

Mr. Alec Dreyer
December 10, 1999
Page 2

     For purposes of this Agreement, you may be terminated for "cause" as a result of (i) your refusal to implement or adhere to lawful policies or lawful directives of the Board of Directors of Dynegy (the "Board of Directors") or your immediate supervisor; (ii) serious misconduct, dishonesty or disloyalty, directly related to the performance of duties for the Company or gross negligence in the performance of your duties for the Company; (iii) your being convicted (or entering into a plea bargain admitting or not contesting criminal guilt) in any felony criminal proceeding; (iv) drug or alcohol abuse; (v) continued failure to perform your duties under this Agreement which is not cured within 10 days after written notice of such failure is provided to you by Dynegy; or (vi) any other material breach of this Agreement by you that is not cured within ten (10) days after written notice of such breach is delivered to you from the Company.

     (c) If your employment is terminated during the Term of this Agreement due to resignation following "constructive termination" (as defined below) or for any other reason other than your voluntary resignation, death, disability, or discharge for cause, you shall receive as your sole compensation in lieu of further payments to you pursuant to Paragraph 3 hereof (i) a lump sum amount equal to the product of (x) 2.99 and (y) the greater of (a) the average annual Base Salary and incentive compensation, whether payable in cash or stock options, you were paid by the Company for the highest three (3) calendar years preceding the calendar year in which your employment is terminated (for purposes of this determination "Company" includes either employment by Dynegy or Illinova), or (b) your Base Salary and target bonus amount for the year in which your employment is terminated; (ii) a lump sum amount equal to the present value, as determined by the Board of Directors in its sole and absolute discretion, of the benefits to be provided to you in Paragraph 3(e) of this Agreement and such other perquisites (if any) being provided to you on the date of your termination, as if you were still employed for the remainder of the Term of this Agreement, with regard to those benefits to be provided to you during the Term of this Agreement, and as if you had completed the Term of this Agreement with regard to those benefits to be provided to you upon completion of the Term of this Agreement; (iii) any employee stock options granted to you prior to or during the Term of this Agreement shall become vested as of the date of resignation due to such constructive termination or discharge not for cause, and you shall have the right to exercise any such vested options through the end of the Term of this Agreement or one year from the date of termination, whichever is later; and (iv) for a period of thirty-six (36) months from the date of resignation due to such constructive discharge or discharge due not for cause, all health and welfare benefits the Company was maintaining for you and your family as of the date of such resignation or discharge.

     For purposes of this Agreement a "constructive termination" shall be deemed to have occurred in the event that (i) your Base Salary as defined in Paragraph 3(a), bonus compensation under Paragraph 3(b), target range of annual option grants under Paragraph 3(c) or other compensation as described in Paragraph 3(e) is reduced; (ii) a significant diminution in your responsibilities, authority or scope of duties is effected, and such diminution is made without your written consent (without regard to whether or not any change is made to your title);
(iii) the Company materially breaches this Agreement or (iv) the relocation of the Company's principal executive offices to a location, or the Company requires you to be based, outside a fifty

Mr. Alec Dreyer
December 10, 1999
Page 3

(50) mile radius from the city limits of Houston, Texas. Any resignation by you as a result of assertion of a constructive termination shall be communicated by delivery to the Board of Directors of the Company within thirty (30) days from the commencement of such constructive termination by written notice setting forth the grounds therefor, during which period the Company shall be entitled to cure or remedy the matters set forth in such notice to your reasonable satisfaction.

     Unless you withdraw such notice prior to the expiration of such thirty (30) day period, such resignation shall take effect upon the expiration of thirty days from the date of the delivery of such notice. Any other resignation by you shall be communicated by thirty days' advance written notice.

     If you die, or become disabled and cannot perform your duties, your employment hereunder shall be terminated and: (i) you (or your estate) shall be entitled to the Base Salary (as defined in Paragraph 3(a)) payable to you hereunder for twelve (12) months following the month in which you die or become disabled, plus the amount of any target bonus as described in Paragraph 3(b) for the year of death or disability, prorated for the period of twelve (12) months following the date of death or disability; (ii) you (or your estate) shall receive, for a period of twenty-four (24) months from the date of your death or disability, all health insurance and health benefits that the Company was maintaining for you and/or your estate and for your family as of the date of your death or disability; and (iii) any employee stock options granted to you during the Term of this Agreement shall become vested as of the date of your death or disability. For purposes of this Agreement, you shall be disabled as of the first date on which you become eligible to receive disability benefits under the Company's long-term disability plan (or Social Security disability benefits at a time when the Company does not maintain a long-term disability plan or such plan is not available to you).

     (d) Unless otherwise specified herein, all payments under this Agreement shall be paid in a lump sum, less applicable withholding taxes, within thirty
(30) days following your termination.

     3.   Compensation

     (a) Each year during the Term hereof, you will be paid a base salary of $290,000 per annum ("Base Salary"), payable in accordance with the Company's payroll guidelines.

     Increases may be made to your Base Salary at the discretion of the Board of Directors based upon your individual performance.

     An additional Base Salary payment will be made representing payment for the period between September 15, 1999 to the closing date of the proposed merger covering the prorata difference between your new Base Salary and your final Base Salary at Illinova ($250,000 per annum). This payment will be made in a lump sum, less applicable withholding taxes, within thirty (30) days of merger closing.

Mr. Alec Dreyer
December 10, 1999
Page 4

     (b) You shall be a participant in the Company's Incentive Compensation Plan. As part of Dynegy's incentive compensation program, you will have the opportunity to earn a target bonus in an amount equal to 100% of your Base Salary and a maximum cash award in an amount equal to 200% of your Base Salary, dependent upon certain financial or performance objectives, determined in accordance with such program, and by the Board. To the extent any incentive compensation in excess of the maximum cash amount referenced above is payable under the Incentive Compensation Plan in any year to you, the Company will pay you any such amounts in noncash equivalents (e.g., stock options or restricted securities of the Company) of equal value, as determined by the Board of Directors in its sole and absolute discretion. At your election, in lieu of paying you all or part of such incentive compensation bonus, the Company will allow you to direct that all or part of such incentive compensation shall be allocated by the Company to, or expended directly for, charitable contributions of your selection.

     (c) Upon the closing of the Dynegy/Illinova merger, you will receive (x) stock option grants pursuant to the Company's Long-Term Incentive Plan ("LTIP") with a value equal to 150% of your Base Salary and (y) discounted stock option grants under the Employee Equity Option Plan ("EEOP"; and, together with LTIP, the "Stock Option Plans") with an in-the-money value equal to $500,000. Each year during the Term of this Agreement, you will be eligible to receive stock option grants in accordance with requirements and provisions of the Company's LTIP. The current target range for annual option grants for your position is a median of 150% and a 75th percentile of 225% of your Base Salary. You recognize that any value of an award of "market" options under the LTIP is a projected value, which is subject to the future performance of the Company stock, and that there is no guarantee that the actual value of such options will achieve that value. "Projected Value" means that at the end of the five years from the date of grant, assuming an increase in market price of 15% per annum during the five years, the stock option may be exercised to obtain the stated value in excess of the exercise price. These options are subject to the vesting, forfeiture and other terms and conditions of the respective Stock Option Plan, except as specifically provided to the contrary in this Agreement.

     (d) Upon the due execution and delivery of this Agreement by the parties hereto, any market options granted to you prior to November 1, 1999 shall become vested as of the date of closing of the Dynegy/Illinova merger.

     (e) You will be entitled to participate in Dynegy's benefits programs for senior management executives, including, without limitation, Dynegy's deferred compensation plan for executives. In addition, the Company may provide other perquisites as approved by the Dynegy Board of Directors, in its sole discretion. Pursuant to the terms of Dynegy's vacation policy you will be entitled to four (4) weeks per year of paid vacation.

     4. Confidentiality/Noncompete/Nonsolicitation

     You recognize and acknowledge that:

     (a) You will have access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. You agree that you will not at any time, either during or after your employment, disclose to

Mr. Alec Dreyer
December 10, 1999
Page 5

others, use, copy or permit to be copied, except pursuant to your duties on behalf of the Company or its successors, assigns or nominees, any secret or confidential information of the Company (whether or not developed by you) without the prior written consent of the Board of Directors of the Company. The term "secret or confidential information of the Company" (sometimes referred to herein as "Confidential Information") shall include, without limitation, the Company's plans, strategies, potential acquisitions, costs, prices, systems for buying, selling, and/or trading natural gas, natural gas liquids, crude oil, coal, and electricity, client lists, pricing policies, financial information, the names of and pertinent information regarding suppliers, computer programs, policy or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of the Company's contracts with its suppliers or clients, or servicing methods and techniques at any time used, developed, or investigated by the Company, before or during your tenure of employment to the extent any of the foregoing are (i) not generally available to the public and
(ii) maintained as confidential by the Company. You further agree to maintain in confidence any confidential information of third parties received as a result of your employment and duties with the Company.

     (b) At the termination of your employment you will deliver to the Company, as determined appropriate by the Company, all correspondence, memoranda, notes, records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by you, solely or jointly with others, and which are in your possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of the Company.

     (c) To protect and safeguard the Company's trade secrets and Confidential Information and also the Company's goodwill with its suppliers and clients, for that period of time following the termination of your employment for any reason other than pursuant to Paragraph 2(c) (e.g. in the event of a termination pursuant to the first paragraph of Paragraph 2(c), the non-compete obligations imposed by this Paragraph 4(c) terminate) above through the expiration of the Term or twenty-four (24) months from the date of termination, whichever is earlier, you will not, within a 50 mile radius of any location where the Company had an office at any time during the Term hereof or any location where a client or supplier of the Company (which is a material client or supplier at any time during the Term hereof) had an office at any time during the Term hereof, without the prior written consent of the Board of Directors of the Company, directly or indirectly, engage in or be interested in (as owner, partner, shareholder, employee, director, agent, consultant or otherwise), any business which is a competitor of the Company, as hereinafter defined. For purposes of this Agreement, a "competitor of the Company" is any entity, including without limitation a corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or a parent, subsidiary or division of any of the foregoing, which, during such period or the immediately preceding fiscal year of such entity, was engaged in the unregulated marketing, gathering, transportation or processing of natural gas or derivatives of natural gas or other hydrocarbons or electricity. For purposes of this paragraph, the following entities shall not be deemed to be competitors of the
Company: (i) a Local Distribution Company ("LDC") to the extent that any purchases or sales by such LDC are only for consumption on its system; (ii) a natural gas producer to the extent that such producer sells only its own production or production of other

Mr. Alec Dreyer
December 10, 1999
Page 6

working interest owners in wells in which it owns an interest; (iii) a natural gas pipeline company in the jurisdictional aspects of its business, i.e., other than a nonjurisdictional marketing affiliate or production affiliate (except as to such production affiliates own production as described in clause (ii) of this Paragraph 4(c)), or (iv) an integrated regulated electric and/or gas utility, as long as the utility does not engage in the unregulated marketing of its generation or power trading other than that related to the generation and power marketing allocated to its own service areas. The terms of this Paragraph 4(c) shall not apply to your present or future investments in the securities of companies listed on a national securities exchange or traded on the over-the-counter market to the extent such investments do not exceed one percent (1%) of the total outstanding shares of such company.

     (d) For a period of twenty-four (24) months after the expiration or termination of your employment for whatever reason other than pursuant to Paragraph 2(c) above or for a period of twelve months following the termination of your employment pursuant to Paragraph 2(c) above, you shall not solicit, raid, entice, encourage or induce any person who at any time during the term of this Agreement shall have been an employee of the Company, or any of its subsidiaries or affiliated companies, to become employed by any person, firm or corporation, and you shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.

     (e) You agree that the foregoing restrictions contain reasonable limitations as to the time, geographical area, and scope of activity to be restrained and that these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, including but not limited to the protection of Confidential Information. You also agree that the general public shall not be harmed by enforcement of this Paragraph 4. Should any provision in this Paragraph 4 be held unreasonably broad with respect to the restrictions as to time, geographical area, or scope of activity to be restrained, any such restriction shall be construed by limiting and reducing it to the extent necessary to render it reasonable, and as so construed, such provision shall be enforced.

     Accordingly, you consent and agree that if you violate any of the provisions of this Paragraph 4, the Company and its subsidiaries and affiliated companies would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction from any court of competent jurisdiction restraining you from committing or continuing any such violation of this Paragraph. You acknowledge that damages at law would not be an adequate remedy for violation of this Paragraph 4, and you therefore agree that the provisions of this Paragraph 4 may be specifically enforced against you in any court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from you.

Mr. Alec Dreyer
December 10, 1999
Page 7

     5.   Indemnification

     If, at any time during or after the Term of this Agreement, you are made a party to, or are threatened to be made a party in, any civil, criminal or administrative action, suit or proceeding by reason of the fact that you are or were a director, officer, employee, or agent of the Company, or of any other corporation or any partnership, joint venture, trust or other enterprise for which you served as such at the request of the Company, then you shall be indemnified by the Company, to the fullest extent permitted under applicable law, against expenses actually and reasonably incurred by you or imposed on you in connection with, or resulting from, the defense of such action, suit or proceeding, or in connection with, or resulting from, any appeal therein if you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe your conduct was unlawful, except with respect to matters as to which it is adjudged that you are liable to the Company or to such other corporation, partnership, joint venture, trust or other enterprise for gross negligence or willful misconduct in the performance of your duties. As used herein, the term "expenses" shall include all obligations actually and reasonably incurred by you for the payment of money, including, without limitation, attorney's fees, judgments, awards, fines, penalties and amounts paid in satisfaction of a judgment or in settlement of any such action, suit or proceeding, except amounts paid to the Company or such other corporation, partnership, joint venture, trust or other, enterprise by you. The foregoing indemnification provisions shall be in addition to any other rights to indemnification to which you may be entitled.

     6.   Arbitration

     The parties hereto may attempt to resolve any dispute hereunder informally via mediation or other means. Otherwise, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall, except as provided in Paragraph 4, be adjusted only by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the city of Houston, Texas, or such other place as may be agreed upon at the time by the parties to the arbitration. The arbitrator(s) shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees of the parties, as well as the arbitrators' fees and expenses, in such proportions as the arbitrator(s) deem just; provided however, notwithstanding the above, in the event you are the prevailing party, then the Company agrees to reimburse you for all such costs of arbitration, including, but not limited to attorneys' fees and expenses reasonably incurred by you; provided further, notwithstanding the above, in the event the Company is the prevailing party, then the total costs of arbitration, including but not limited to attorneys' fees reasonably incurred by the Company and arbitrators' fees and expenses that may be allocated to you by the arbitrator(s) shall not in any event exceed Twenty-Five Thousand Dollars ($25,000). Notwithstanding the foregoing, you shall be entitled to seek specific performance in a court of competent jurisdiction of your right to be paid your full compensation until your separation from employment, during the pendency or dispute of any controversy arising under or in connection with this Agreement.

Mr. Alec Dreyer
December 10, 1999
Page 8

     7.   Other Provisions

     (a) THIS AGREEMENT WILL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT OTHERWISE REFER TO THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.

     (b) Except as otherwise indicated, this Agreement is not assignable without the written authorization of both parties; provided that the Company shall cause this Agreement to be assumed by any entity to which the Company transfers substantially all of its assets or to any entity which is a successor to the Company by reorganization, incorporation, merger or similar business combination.

     (c) Except as otherwise provided herein, the provisions of Paragraphs 4, 5 and 6 of this Agreement shall survive the termination of this Agreement.

     (d) All payments to you under this Agreement will be subject to the withholding of all applicable employment taxes and income taxes; provided, however, that at your request the parties hereto will use reasonable efforts to explore alternatives to allow the Company to make charitable contributions on behalf of the employee by redirecting a portion of your annual bonuses to charitable organization(s) chosen by you in accordance with Paragraph 3(b).

     (e) This Agreement supersedes all previous employment agreements, written or oral, between the Company and you, including any severance agreement you may have with Illinova Corporation or its subsidiaries and affiliates. This Agreement may be amended only by written amendment duly executed by both parties or their legal representatives and authorized by action of the Board. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

     (f) Any notice or other communication required or permitted pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States mail, first class, postage prepaid and registered with return receipt requested, addressed to the intended recipient at his or its address set forth below and, in the case of a notice or other communication to the Company, directed to the attention of the Board of Directors with a copy to the Secretary of the Company, or to such other address as the intended recipient may have theretofore furnished to the sender in writing in accordance herewith, except that until any notice of change of address is received, notices shall be sent to the following addresses:

Mr. Alec Dreyer
December 10, 1999
Page 9

     If to you:                                If to the Company:

          Alec Dreyer                               Dynegy Inc.
          976 Stevens Creek Circle                  1000 Louisiana, Suite 5800
          Forsyth, IL 62535                         Houston, TX 77002
                                                    Attn: President

     (g) If any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law.

     (h) Neither you nor the Company will make or authorize any public statement disparaging the other in its or his business interests and affairs. Notwithstanding the foregoing, neither party shall be (i) required to make any statement which it or he believes to be false or inaccurate, or (ii) restricted in connection with any litigation, arbitration or similar proceeding or with respect to its response to any legal process. The provisions in this Paragraph 7(h) shall, survive the termination of your employment hereunder, irrespective of the reason therefor.

     (i) The waiver by the Company of breach of any provision of this Agreement by you shall not operate or be construed as a waiver of any subsequent breach by you. The waiver by you of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

     (j) You shall not be required to mitigate damages (or the amount of any compensation provided under this Agreement to be paid) following your termination of employment, by seeking employment or otherwise.

     (k) If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

     (l) The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (m) This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

     (n) Notwithstanding anything to the contrary set forth in this Agreement, the Company may cause any of its subsidiaries for which you render services to pay or otherwise satisfy, in whole or in part, some or all of the Company's obligations hereunder.

Mr. Alec Dreyer
December 10, 1999
Page 10

     If the foregoing reflects your understanding of the terms of your employment with the Company, please execute each copy of this letter in the space provided below.

                                                  DYNEGY INC.


                                                  By:   /s/ Stephen W. Bergstrom
                                                        ------------------------
                                                  Name: Stephen W. Bergstrom
                                                  Title: President

AGREED AND ACCEPTED this
16 day of December, 1999

/s/ Alec Dreyer
--------------------------------
  Alec Dreyer